Rhinebeck Bancorp, Inc. Reports

Results for the Quarter Ended June 30, 2025

News provided by

Rhinebeck Bancorp, Inc.

Poughkeepsie, New York, July 24, 2025 /ACCESSWIRE/ Rhinebeck Bancorp, Inc. (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the three months ended June 30, 2025 of $2.7 million ($0.25 per basic and diluted share), which was $1.8 million, or 179.6%, higher than the comparable prior year period of $975,000 ($0.09 per basic and diluted share). Net income for the six months ended June 30, 2025 of $5.0 million ($0.47 per basic and $0.46 per diluted share) was $2.9 million, or 139.2%, higher than the same period last year.

The increase in net income for the quarter ended June 30, 2025 as compared to the quarter ended June 30, 2024 was primarily due to increases in net interest income and a decrease in the provision for credit losses, partially offset by an increase non-interest expense. The Company’s return on average assets and return on average equity were 0.88% and 8.57% for the second quarter of 2025, respectively, as compared to 0.31% and 3.43% for the second quarter of 2024, respectively. The increase in net income for the six months ended June 30, 2025 when compared to the six months ended June 30, 2024 was primarily due to an increase in net interest income, a decrease in the provision for credit losses, and an increase in non-interest income, partially offset by an increase in non-interest expense. The Company’s return on average assets and return on average equity were 0.80% and 8.04% for the first six months of 2025, respectively, as compared to 0.32% and 3.67% for the first six months of 2024, respectively.

President and Chief Executive Officer Michael J. Quinn said, “We’re very pleased with our performance through the first half of 2025, as net income more than doubled to $5.0 million compared to $2.1 million in the prior year period, our net interest margin expanded to 3.88%, and our return on average equity improved to 8.04%, reflecting strong asset-liability management and disciplined operating execution. We also saw continued improvement in credit quality, with non-performing assets declining 30% and net charge-offs totaling just 0.06% of average loans. With our Tier 1 capital ratio at 12.66% and tangible book value per share rising to $11.40, we remain well-capitalized and confident in our ability to deliver sustainable growth and value for shareholders.”

Income Statement Analysis

Net interest income increased $2.4 million, or 27.1%, to $11.5 million for the three months ended June 30, 2025, from $9.0 million for the three months ended June 30, 2024. The increase was primarily due to higher yields on interest earning assets and lower costs on interest bearing liabilities. The interest rate spread improved 100 basis points from 2.33% for the three months ended June 30, 2024 to 3.33% for the three months ended June 30, 2025, as asset yields outpaced liability costs. For the three months ended June 30, 2025, when compared to the three months ended June 30, 2024, the average yield of interest-earning assets improved by 50 basis points to 5.78% while the average balance decreased by $33.3 million, or 2.8%, to $1.16 billion. A balance sheet restructuring in the second half of 2024 significantly increased the yield on our available for sale securities. The average balance of interest-bearing liabilities decreased by $45.7 million, or 5.1%, primarily due to a $61.6 million decrease in the average balance of FHLB advances, while the cost of interest-bearing liabilities decreased by 50 basis points to 2.45% due to the lower market interest rate environment. The net interest margin increased by 93 basis points to 3.97%.

Year-to-date net interest income increased $4.7 million, or 26.2%, to $22.5 million compared to $17.9 million for the prior year six-month period primarily due to higher yields on interest earning assets and lower costs on interest bearing liabilities. The interest rate spread improved by 97 basis points, increasing from 2.26% for the six months ended June 30, 2024, to 3.23% for the same period in 2025, primarily due to more favorable asset pricing relative to liabilities. For the six months ended June 30, 2025, the average balance of interest-earning assets decreased by $37.8 million, or 3.1%, to $1.17 billion while the average yield improved by 56 basis points to 5.75%, when compared to the six months ended June 30, 2024. A balance sheet restructuring in the second half of 2024 significantly increased the yield on our available for sale securities. The average balance of interest-bearing liabilities decreased by $46.0 million, or 5.0%, primarily due to a decrease in the average balance of FHLB advances, while the cost of interest-bearing liabilities decreased by 41 basis points to 2.52% due to the lower interest rate environment. The net interest margin increased by 91 basis points to 3.88% for the six months ended June 30, 2025 from 2.97% for the six months ended June 30, 2024.

The provision for credit losses decreased by $548,000, or 122.6%, from $447,000 for the quarter ended June 30, 2024 to a credit of $101,000 for the current quarter. The decrease in the provision was primarily due to lower loan balances and a decrease in net charge-offs. Net charge-offs decreased $742,000 from $833,000 for the second quarter of 2024 to $91,000 for the second quarter of 2025. The decrease was primarily due to decreased net charge-offs in indirect automobile loans of $397,000 and a second quarter 2024 charge-off on commercial real estate property of $291,000.

Year-to-date, the provision for credit losses decreased by $278,000, or 52.5%, from $530,000 for the six months ended June 30, 2024 to $252,000 for the six months ended June 30, 2025. The decrease in the provision was primarily due to lower loan balances and a decrease in net charge-offs. Net charge-offs decreased $481,000, or 44.5% to $601,000 for the first six months of 2025 as compared to $1.1 million for the first six months of 2024. The decrease was primarily due to decreased net charge-offs in indirect automobile loans of $235,000 as well as the 2024 charge-off in commercial real estate of $291,000. The percentage of overdue account balances to total loans decreased to 1.31% at June 30, 2025 from 1.71% at December 31, 2024, while non-performing assets decreased $1.2 million, or 29.7%, to $2.9 million at June 30, 2025.

Non-interest income totaled $1.6 million for the three months ended June 30, 2025, a decrease of $4,000, or 0.2%, from the comparable period in 2024, due primarily to a decrease of $109,000, or 28.8%, in investment advisory income, resulting from unpredictable economic conditions. This decrease was substantially offset by an increase in other non-interest income of $73,000, or 27.1% as swap income increased and an increase on gains on sales of loans of $34,000 as we sold $2.7 million of residential mortgage loans in the second quarter of 2025 as compared to sales of $1.3 million in the second quarter of 2024.

Non-interest income totaled $3.4 million for the six months ended June 30, 2025, an increase of $157,000, or 4.9%, from the comparable period in 2024, due primarily to an increase of $239,000, or 46.1%, in other non-interest income as swap income increased, partially offset by a decrease in investment advisory income of $154,000 resulting from unpredictable market and economic conditions. Additional increases included a $26,000 gain on sales of loans, a $22,000 increase in service charges on deposit accounts, an $18,000 gain on the disposal of premises and equipment, and a $10,000 increase in the cash surrender value of bank-owned life insurance.

For the second quarter of 2025, non-interest expense rose to $9.7 million, reflecting a $760,000, or 8.5%, increase compared to the same period in 2024. The increase was broad-based, with nearly all major expense categories rising. Salaries and employee benefits rose $330,000, or 6.7%, primarily due to increased production commissions. Other non-interest expense grew by $191,000, or 12.0%, driven primarily by higher retail banking costs. Marketing expense rose by $108,000, or 93.9%, largely due to promotional initiatives associated with the launch of higher-yielding deposit products. Occupancy expense increased by $53,000, or 5.0%, due to higher branch repair costs. Additionally, professional fees, FDIC insurance expense, and data processing fees increased by $34,000, $34,000, and $13,000, respectively.

For the six months ended June 30, 2025, non-interest expense totaled $19.2 million, an increase of $1.4 million, or 7.8%, compared to $17.8 million for the same period in 2024. The increase was primarily due to higher compensation and operating costs across multiple categories. Salaries and employee benefits increased by $472,000, or 4.8%, driven primarily by higher incentive-based compensation and annual merit increases to retain and attract talent. Other non-interest expense increased by $447,000, or 14.3%, primarily due to higher retail banking and administrative costs. Marketing expense increased by $187,000, or 79.2%, related to promotional campaigns for new deposit products. Professional fees rose by $97,000, or 11.1%, reflecting increased consulting and legal services. Additional increases were noted in FDIC deposit insurance and other insurance, which rose $78,000, or 15.2%, and occupancy expense, which increased $71,000, or 3.4%, due to facilities-related costs. Data processing expense also increased by $43,000, or 4.2%.

Balance Sheet Analysis

Total assets increased by $18.5 million, or 1.5%,  to $1.27 billion as of June 30, 2025. Cash and cash equivalents rose by $52.1 million, or 139.1%, driven by higher interest bearing deposits and decreases in available for sale securities and loans receivable. Available-for-sale securities declined by $18.6 million, or 11.6%, primarily due to $24.6 million in paydowns, calls, and maturities, partially offset by a $3.3 million reduction in unrealized losses and $2.6 million in purchases. Loans receivable declined by $11.0 million, or 1.1%, to $960.8 million, primarily reflecting a decline of $39.6 million in indirect automobile loans, in line with a strategic decision to reduce their share of the portfolio, partially offset by a $22.9 million increase in commercial real estate loans and a $7.4 million increase in residential real estate loans.

Past due loans decreased $4.1 million, or 24.3%, to $12.6 million, or 1.31% of total loans at June 30, 2024, down from $16.7 million, or 1.71% of total loans at December 31, 2024. The decrease was most notable in indirect automobile loans, reflecting the positive impact of more conservative underwriting standards. The allowance for credit losses was 0.85% of total loans and 283.14% of non-performing loans at June 30, 2025 as compared to 0.88% of total loans and 206.56% of non-performing loans at December 31, 2024. Non-performing assets totaled $2.9 million at June 30, 2025, a decrease of $1.2 million, or 29.7%, from $4.1 million at December 31, 2024.

Total liabilities increased by $11.4 million, or 1.0%, to $1.15 billion at June 30, 2025. The increase was primarily driven by a $50.0 million, or 4.9%, increase in deposits. The growth in deposits was almost entirely attributable to a $48.7 million, or 6.2%, increase in interest-bearing deposits, while non-interest-bearing deposits increased  slightly by $1.4 million, or 0.6%. The increase in deposits was primarily due to increases in money market accounts and time certificates of deposit, which reflected the Bank’s promotion of higher-yielding products in response to customer demand for better interest rates. Uninsured deposits were approximately 27.8% and 26.9% of the Bank’s total deposits as of June 30, 2025 and December 31, 2024, respectively. The increase in deposits was partially offset by a $43.2 million, or 61.9%, reduction in borrowings.

Stockholders' equity increased $7.1 million, or 5.8%, to $129.0 million at June 30, 2025. The increase was primarily due to $5.0 million in net income and a $2.0 million decrease in accumulated other comprehensive loss reflecting the results of the balance sheet restructuring. The Company's ratio of average equity to average assets was 9.99% for the three months ended June 30, 2025 and 9.23% for the year ended December 31, 2024.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is the majority-owned subsidiary of Rhinebeck Bancorp, MHC.  The Bank is a New York chartered stock savings bank, which provides a full range of banking and financial services to consumer and commercial customers through its thirteen branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State.  Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe”,  “expect”, “anticipate”, “estimate”, “intend”, “predict”, “forecast”, “improve”, “continue”, “will”, “would”, “should”, “could”, or “may”.  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, inflation, changes in the interest rate environment, fluctuations in real estate values, general economic conditions or conditions within the securities markets, potential recessionary conditions, the imposition of tariffs or other domestic or international governmental policies and potential retaliatory responses, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, our ability to access cost-effective funding, changes in asset quality, loan sale volumes, charge-offs and credit loss provisions, changes in economic assumptions that may impact our allowance for credit losses calculation, changes in demand for our products and services, legislative, accounting, tax and regulatory changes, including changes in the monetary and fiscal policies of the Board of Governors of the Federal Reserve System, the effect of our rating under the Community Reinvestment Act, political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, natural disasters, such as earthquakes, drought, pandemics, extreme weather events, or a breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s or the Bank’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company’s summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Interest and Dividend Income
Interest and fees on loans	$15,066	$14,432	$30,074	$28,729
Interest and dividends on securities	1,275	957	2,626	1,994
Other income	414	295	693	512
Total interest and dividend income	16,755	15,684	33,393	31,235
Interest Expense
Interest expense on deposits	4,866	5,370	9,628	10,504
Interest expense on borrowings	397	1,269	1,236	2,874
Total interest expense	5,263	6,639	10,864	13,378
Net interest income	11,492	9,045	22,529	17,857
(Credit to) Provision for Credit Losses	(101)	447	252	530
Net interest income after provision for credit losses	11,593	8,598	22,277	17,327
Non-interest Income
Service charges on deposit accounts	728	736	1,501	1,479
Net gain on sales of loans	69	35	107	81
Increase in cash surrender value of life insurance	194	188	382	372
Net gain from sale of other real estate owned	—	—	—	4
Net loss on disposal of premises and equipment	—	—	—	(18)
Investment advisory income	269	378	605	759
Other	342	269	758	519
Total non-interest income	1,602	1,606	3,353	3,196
Non-interest Expense
Salaries and employee benefits	5,242	4,912	10,376	9,904
Occupancy	1,115	1,062	2,186	2,115
Data processing	534	521	1,059	1,016
Professional fees	492	458	969	872
Marketing	223	115	423	236
FDIC deposit insurance and other insurance	295	261	592	514
Amortization of intangible assets	17	20	37	41
Other	1,789	1,598	3,573	3,126
Total non-interest expense	9,707	8,947	19,215	17,824
Net income before income taxes	3,488	1,257	6,415	2,699
Net Provision for Income Taxes	762	282	1,401	603
Net income	$2,726	$975	$5,014	$2,096

Earnings per common share:
Basic	$0.25	$0.09	$0.47	$0.19
Diluted	$0.25	$0.09	$0.46	$0.19

Weighted average shares outstanding, basic	10,787,446	10,753,460	10,782,259	10,750,733
Weighted average shares outstanding, diluted	10,954,124	10,819,751	10,939,842	10,832,303

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(In thousands, except share and per share data)

	June 30,	December 31,
	2025	2024
Assets
Cash and due from banks	$21,627	$18,561
Federal funds sold	65,544	18,309
Interest bearing depository accounts	2,451	614
Total cash and cash equivalents	89,622	37,484

Available for sale securities (at fair value)	141,340	159,947
Loans receivable (net of allowance for credit losses of $8,231 and $8,539, respectively)	960,803	971,779
Federal Home Loan Bank stock	2,023	3,960
Accrued interest receivable	4,502	4,435
Cash surrender value of life insurance	30,575	30,193
Deferred tax assets (net of valuation allowance of $1,065 and $1,336, respectively)	6,626	8,114
Premises and equipment, net	13,781	14,105
Goodwill	2,235	2,235
Intangible assets, net	129	166
Other assets	22,613	23,347
Total assets	$1,274,249	$1,255,765
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$239,486	$238,126
Interest bearing	831,322	782,657
Total deposits	1,070,808	1,020,783

Mortgagors’ escrow accounts	12,749	9,425
Advances from the Federal Home Loan Bank	26,603	69,773
Subordinated debt	5,155	5,155
Accrued expenses and other liabilities	29,977	28,796
Total liabilities	1,145,292	1,133,932

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, no shares issued)	—	—
Common stock (par value $0.01; authorized 25,000,000; issued and outstanding 11,105,330 at June 30, 2025 and 11,094,828 at December 31, 2024)	111	111
Additional paid-in capital	45,909	45,946
Unearned common stock held by the employee stock ownership plan	(2,946)	(3,055)
Retained earnings	96,780	91,766
Accumulated other comprehensive loss:
Net unrealized loss on available for sale securities, net of taxes	(7,883)	(10,480)
Defined benefit pension plan, net of taxes	(3,014)	(2,455)
Total accumulated other comprehensive loss	(10,897)	(12,935)
Total stockholders’ equity	128,957	121,833
Total liabilities and stockholders’ equity	$1,274,249	$1,255,765

Rhinebeck Bancorp, Inc. and Subsidiary

Average Balance Sheet (Unaudited)

(Dollars in thousands)

	For the Three Months Ended June 30,
	2025			2024
	Average	Interest and		Average	Interest and
	Balance	Dividends	Yield/Cost(3)	Balance	Dividends	Yield/Cost(3)
Assets:
Interest bearing depository accounts and federal funds sold	$37,527	$414	4.42%	$20,837	$295	5.69%
Loans(1)	978,022	15,066	6.18%	991,632	14,432	5.85%
Available for sale securities	143,756	1,208	3.37%	177,330	823	1.87%
Other interest-earning assets	2,496	67	10.77%	5,258	134	10.25%
Total interest-earning assets	1,161,801	16,755	5.78%	1,195,057	15,684	5.28%
Non-interest-earning assets	87,246			89,125
Total assets	$1,249,047			$1,284,182
Liabilities and equity:
NOW accounts	$118,195	$58	0.20%	$125,039	$43	0.14%
Money market accounts	215,295	1,353	2.52%	184,187	1,224	2.67%
Savings accounts	134,314	130	0.39%	142,546	128	0.36%
Certificates of deposit	342,425	3,295	3.86%	339,600	3,945	4.67%
Total interest-bearing deposits	810,229	4,836	2.39%	791,372	5,340	2.71%
Escrow accounts	10,847	30	1.11%	10,192	30	1.18%
Federal Home Loan Bank advances	33,686	311	3.70%	95,290	1,121	4.73%
Subordinated debt	5,155	86	6.69%	5,155	99	7.72%
Other interest-bearing liabilities	—	—	—%	3,655	49	5.39%
Total other interest-bearing liabilities	49,688	427	3.45%	114,292	1,299	4.57%
Total interest-bearing liabilities	859,917	5,263	2.45%	905,664	6,639	2.95%
Non-interest-bearing deposits	231,573			236,515
Other non-interest-bearing liabilities	29,950			27,604
Total liabilities	1,121,440			1,169,783
Total stockholders’ equity	127,607			114,399
Total liabilities and stockholders’ equity	$1,249,047			$1,284,182
Net interest income		$11,492			$9,045
Interest rate spread			3.33%			2.33%
Net interest margin(2)			3.97%			3.04%
Average interest-earning assets to average interest-bearing liabilities			135.11%			131.95%

(1)

Non-accruing loans are included in the outstanding loan balance. Deferred loan fees included in interest income totaled $86,000 and $16,000 for the three months ended June 30, 2025 and 2024, respectively.

(2)	Represents the difference between interest earned and interest paid, divided by average total interest earning assets.
(3)	Annualized.

	For the Six Months Ended June 30,
	2025			2024
	Average	Interest and		Average	Interest and
	Balance	Dividends	Yield/Cost	Balance	Dividends	Yield/Cost

	(Dollars in thousands)
Assets:
Interest bearing depository accounts	$33,003	$693	4.23%	$19,056	$512	5.40%
Loans(1)	984,984	30,074	6.16%	1,000,622	28,729	5.77%
Available for sale securities	150,450	2,469	3.31%	184,115	1,693	1.85%
Other interest-earning assets	3,417	157	9.27%	5,850	301	10.35%
Total interest-earning assets	1,171,854	33,393	5.75%	1,209,643	31,235	5.19%
Non-interest-earning assets	87,172			88,994
Total assets	$1,259,026			$1,298,637
Liabilities and equity:
NOW accounts	$122,118	$111	0.18%	$124,409	$85	0.14%
Money market accounts	210,683	2,588	2.48%	186,542	2,483	2.68%
Savings accounts	133,635	254	0.38%	144,831	260	0.36%
Certificates of deposit	335,917	6,625	3.98%	336,471	7,626	4.56%
Total interest-bearing deposits	802,353	9,578	2.41%	792,253	10,454	2.65%
Escrow accounts	9,220	51	1.12%	8,604	50	1.17%
Federal Home Loan Bank advances	54,211	1,063	3.95%	109,141	2,628	4.84%
Subordinated debt	5,155	172	6.73%	5,155	197	7.69%
Other interest-bearing liabilities	—	—	—%	1,828	49	5.39%
Total other interest-bearing liabilities	68,586	1,286	3.78%	124,728	2,924	4.71%
Total interest-bearing liabilities	870,939	10,864	2.52%	916,981	13,378	2.93%
Non-interest-bearing deposits	232,926			239,766
Other non-interest-bearing liabilities	29,379			27,112
Total liabilities	1,133,244			1,183,859
Total stockholders’ equity	125,782			114,778
Total liabilities and stockholders’ equity	$1,259,026			$1,298,637
Net interest income		$22,529			$17,857
Interest rate spread			3.23%			2.26%
Net interest margin(2)			3.88%			2.97%
Average interest-earning assets to average interest-bearing liabilities			134.55%			131.92%

(1)

Non-accruing loans are included in the outstanding loan balance. Deferred loan fees included in interest income totaled $140,000 and $33,000 for the six months ended June 30, 2025 and 2024, respectively.

(2)	Represents the difference between interest earned and interest paid, divided by average total interest earning assets.
(3)	Annualized.

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios (Unaudited)

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2025	2024	2025	2024	2024

Performance Ratios (1):
Return on average assets (2)	0.88%	0.31%	0.80%	0.32%	(0.67)%
Return on average equity (3)	8.57%	3.43%	8.04%	3.67%	(7.31)%
Net interest margin (4)	3.97%	3.04%	3.88%	2.97%	3.21%
Efficiency ratio	74.13%	84.00%	74.24%	84.66%	82.34%
Average interest-earning assets to average interest-bearing liabilities	135.11%	131.95%	134.55%	131.92%	133.68%
Total gross loans to total deposits	90.08%	95.28%	90.08%	95.28%	95.51%
Average equity to average assets (5)	10.22%	8.91%	9.99%	8.84%	9.23%

Asset Quality Ratios:
Allowance for credit losses on loans as a percent of total gross loans	0.85%	0.77%	0.85%	0.77%	0.88%
Allowance for credit losses on loans as a percent of non-performing loans	283.14%	181.33%	283.14%	181.33%	206.56%
Net charge-offs to average outstanding loans during the period	(0.01)%	(0.08)%	(0.06)%	(0.11)%	(0.24)%
Non-performing loans as a percent of total gross loans	0.30%	0.42%	0.30%	0.42%	0.42%
Non-performing assets as a percent of total assets	0.23%	0.33%	0.23%	0.33%	0.33%

Capital Ratios (6):
Tier 1 capital (to risk-weighted assets)	12.66%	12.59%	12.66%	12.59%	11.81%
Total capital (to risk-weighted assets)	13.45%	13.29%	13.45%	13.29%	12.63%
Common equity Tier 1 capital (to risk-weighted assets)	12.66%	12.59%	12.66%	12.59%	11.81%
Tier 1 leverage ratio (to average total assets)	10.64%	10.60%	10.64%	10.60%	10.07%

Other Data:
Book value per common share			$ 11.61	$ 10.49	$ 10.98
Tangible book value per common share(7)			$ 11.40	$ 10.27	$ 10.76

(1)	Performance ratios for the three and six month periods ended June 30, 2025 and 2024 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents average equity divided by average total assets.
(6)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets of less than $3.0 billion.
(7)	Represents a non-GAAP financial measure, see table below for a reconciliation of the non-GAAP financial measures.

NON-GAAP FINANCIAL INFORMATION

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Such non-GAAP financial information includes the following measures: tangible book value per common share, efficiency ratio and earnings per share excluding securities loss. Management uses these non-GAAP measures because we believe that they may provide useful supplemental information for evaluating our operations and performance, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP measures may also provide users of our financial information with a meaningful measure for assessing our financial results, as well as a comparison to financial results for prior periods. These non-GAAP measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included below. Loss on available-for-sale securities is excluded from the following calculations as management believes that this presentation provides further comparability of net income (loss), earnings (loss) per share and the efficiency ratio and is consistent with industry practice.

(In thousands, except per share data)	June 30,		December 31,
	2025	2024	2024
Book value per common share
Total shareholders' equity (book value) (GAAP)	$128,957	$116,196	$121,833
Total shares outstanding	11,105	11,073	11,095
Book value per common share	$11.61	$10.49	$10.98

Tangible common equity
Total shareholders' equity (book value) (GAAP)	$128,957	$116,196	$121,833
Goodwill	(2,235)	(2,235)	(2,235)
Intangible assets, net	(129)	(205)	(166)
Tangible common equity (non-GAAP)	$126,593	$113,756	$119,432

Tangible book value per common share
Tangible common equity (non-GAAP)	$126,593	$113,756	$119,432
Total shares outstanding	11,105	11,073	11,095
Tangible book value per common share (non-GAAP)	$11.40	$10.27	$10.76

SOURCE Rhinebeck Bancorp, Inc.

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